Exhibit 99.1

vTv Therapeutics Announces Positive Topline Results from Phase 2 Study of TTP273 in Type 2 Diabetes

Oral small molecule GLP-1 receptor agonist met primary endpoint

Company’s second successful Phase 2 diabetes trial in 2016

HIGH POINT, N.C.--(BUSINESS WIRE)--Dec. 14, 2016-- vTv Therapeutics Inc. (vTv) (Nasdaq: VTVT) today announced positive data from its Phase 2 study evaluating TTP273, an oral small molecule GLP-1 receptor (GLP-1R) agonist, for the treatment of Type 2 diabetes. TTP273 demonstrated a statistically significant reduction in HbA1c. The compound was well-tolerated, with negligible incidences of nausea and vomiting across all arms of the study. Trends towards weight loss were also observed.

“It is remarkable to see an oral small molecule therapy that demonstrates similar benefits of the injectable diabetes GLP1 drugs without the commonly associated side effects of nausea and vomiting,” said David D’Alessio, M.D., Professor, Department of Medicine and Director, Division of Endocrinology, Metabolism, and Nutrition, Duke University, and vTv Therapeutics Scientific Advisory Board member. “The convenience of an oral and well-tolerated GLP-1R therapy has the potential to meaningfully expand the treatment options for patients with Type 2 diabetes.”

In the 12-week study conducted in 30 centers in the United States, 174 patients with Type 2 diabetes on stable doses of metformin were randomized to receive either placebo or TTP273 at doses of 150 mg once or twice daily. Patients in the once and twice daily treatment arms had mean placebo-subtracted HbA1c differences of -0.86 percent and -0.71 percent, respectively. HbA1c increased by 0.15 percent in patients randomized to placebo. Although the study was not powered to demonstrate weight loss, trends were observed with patients losing on average 0.9 kg and 0.6 kg in the once and twice daily arms, respectively. Analyses of full study results will continue.

“TTP273 is the first and only oral small molecule GLP-1R agonist in clinical development. These positive data further validate our novel approach to drug discovery,” said Steve Holcombe, President and CEO of vTv Therapeutics. “Based on these results, vTv will continue to advance development of TTP273 and enter into discussions with potential partners to bring forward this important potential new therapy for patients with Type 2 diabetes.”

About TTP273

TTP273 is an oral small molecule that works by activating the GLP-1 receptor. Activation of the GLP-1 receptor leads to the enhancement of insulin secretion and suppression of glucagon production and decreased food intake.

There are currently several marketed injectable GLP-1 therapies. These agents have demonstrated notable glucose lowering in addition to weight loss; however, their widespread use may be hindered by the route of administration (injection) and by the high incidence of gastrointestinal side effects (nausea and vomiting).

About Type 2 Diabetes

Type 2 diabetes is a result of the body’s inability to use insulin properly to control sugar in the bloodstream. Type 2 diabetes represents up to 95% of diabetes patients, imposing a growing burden on healthcare systems globally. Diabetes remains the 7th leading cause of death in the United States, costing the healthcare system $245 billion annually. According to the American Diabetes Association, there are 29.1 million Americans, or 9.3% of the population, living with diabetes.

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes, as well as treatment of inflammatory disorders and the prevention of muscle weakness.

vTv is also pursuing the clinical development of TTP399, a novel liver selective Glucokinase Activator (GKA) with first-in-class potential for the treatment of Type 2 diabetes. vTv recently announced positive top line results from the six-month Phase 2b AGATA Study in subjects with Type 2 diabetes.

The company's Alzheimer’s disease drug candidate, azeliragon, is a novel oral small molecule antagonist of the Receptor for Advance Glycation Endproducts (RAGE) with first-in-class potential. The azeliragon development program has been granted Fast Track Designation and agreement on its Phase 3 protocol has been reached with FDA via a Special Protocol Assessment (SPA). Enrollment of part A of the Phase 3 STEADFAST study in patients with mild Alzheimer's disease was completed during the third quarter, and topline data from this part of the study is anticipated to be reported in early 2018.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts

Investors:
vTv Therapeutics Inc.
Michael Gibralter, 646-378-2938
IR@vtvtherapeutics.com
or
Media:
Pure Communications Inc.
Katie Engleman, 910-509-3977
Katie@purecommunicationsinc.com

Source: vTv Therapeutics Inc.